EXHIBIT 10.17
IRWIN FINANCIAL CORPORATION AND AFFILIATES
AMENDED AND RESTATED SHORT TERM INCENTIVE PLAN

1.	Purpose

The purpose of the Irwin Financial Corporation and Affiliates Amended and Restated Short Term Incentive Plan is to support the achievement of the Company’s business and financial goals in order to increase shareholder value by attracting and retaining a high caliber of employees who are capable of improving the Company’s business results. In furtherance of this purpose, the Plan is intended to produce a competitive incentive bonus package that correlates the compensation of such employees with the performance of the Company.

2.	Effective Date

This Short Term Incentive Plan was originally adopted by the Board on February 27, 2002. The Short Term Incentive Plan, effective January 1, 2004, was amended and restated and approved by the Board on February 20, 2004 and approved by shareholders at the 2004 Annual meeting. It was again amended and restated effective January 1, 2006, as approved by the Board on December 20, 2005, and by the First Amendment effective for all Performance Periods beginning on or after January 1, 2007.

Effective February 27, 2002, each of Irwin Union Bank and Trust Company, Irwin Home Equity and Irwin Commercial Finance also adopted separate short term incentive plans (the “Prior Plans”). The Prior Plans have been amended and restated from time to time. Effective May 8, 2008, the Prior Plans shall be merged into this Short Term Incentive Plan, and this Short Term Incentive Plan shall be amended and restated, effective May 8, 2008 to reflect such mergers, to reflect further certain minor changes in the administration of the Short Term Incentive Plan relating to participants other than Covered Officers, to incorporate the First Amendment and to address (effective January 1, 2006) certain additional issues relating to compliance with Section 409A of the Code.

3.	Definitions
a)	ADMINISTRATOR means (i) with respect to the employees of IFC, the Chief Executive Officer of IFC, acting in consultation as necessary with the Chief Financial Officer, Chief Administrative Officer or other senior management of IFC; or (ii) with respect to employees of any other Company, that Company’s management committee.

b)	AWARD means a payment made pursuant to the Plan at the end of a Performance Period.

c)	BOARD means the Board of Directors of IFC.

d)	CHAIRMAN means the Chairman of the Board.

e)	CODE means the Internal Revenue Code of 1986, as now in effect or as amended, and the regulations promulgated thereunder.

f)	COMMITTEE means the Compensation Committee of the Board. Unless the Board determines otherwise, the Committee shall be comprised solely of not less than two members who each shall qualify as:
(i)	“Non-Employee director” within the meaning of Rule 16b-3(b)(3) (or any successor rule) under the Exchange Act, and

(ii)	An “outside director” within the meaning of Code section 162(m) and the Treasury Regulations thereunder.
g)	COMPANY means each of Irwin Financial Corporation, Irwin Union Bank and Trust Company, Irwin Home Equity and Irwin Commercial Finance. With respect to any reference to an “applicable Company” as it applies to a participant, the term COMPANY shall refer to the Company that actually employs the affected participant as of the date an Award is granted to that participant.

h)	COVERED OFFICER means any employee (i) who as of the end of a taxable year is the chief executive officer of IFC, or (ii) whose total compensation for the taxable year is required to be reported to shareholders under the Exchange Act by reason of such employee being among the four highest compensated officers for the taxable year (other than the chief executive officer.

i)	DISABILITY means the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering the Company’s employees.

j)	EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

k)	IFC means Irwin Financial Corporation.

l)	PERFORMANCE PERIOD means the period of time during which performance is measured pursuant to the Plan, which shall be each Company’s fiscal year; provided, however, that the period of time during which the performance is measured shall be equal to or greater than twelve (12) months of time. Each Company’s fiscal year is the calendar year.

m)	~~l)~~ PLAN means the Irwin Financial Corporation and Affiliates Amended and Restated Short Term Incentive Plan.

n)	SEPARATION FROM SERVICE means the employee dies, retires, or otherwise has a termination of employment with the Companies. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the individual’s employment. A Separation from Service will be considered to have occurred if it is reasonably anticipated that: (a) the individual will not perform any services for the Companies or any related employers after the termination of employment, or (b) the individual will continue to provide services to the Companies or any related employers at an annual rate that is less than fifty percent (50%) of the bona fide services rendered during the immediately preceding twelve months of employment. An employee shall not have a Separation from Service if he or she incurs any military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or longer, if the individual’s right to reemployment with the Companies is provided by statute or contract.

o)	CHANGE IN CONTROL shall mean any of the following:
(i)	a change in the ownership of a Company, which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of that Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of a Company. However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of that Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company (within the meaning of subsection (ii)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which a Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of a Company (or issuance of stock of the Company) and stock in that Company remains outstanding after the transaction.

(ii)	a change in the effective control of a Company, which shall occur only on either of the following dates:
(a)	the date any one person, or more than one person acting as a group acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of that Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company.

(b)	the date a majority of members of that Company’s board of directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; provided, however, that this provision shall not apply if another corporation is a majority shareholder of the Company.
If any one person, or more than one person acting as a group, is considered to effectively control a Company, the acquisition of additional control of that Company by the same person or persons is not considered to cause a change in the effective control of the Company (or to cause a change in the ownership of the Company within the meaning of paragraph (a) of this subsection).

(iii)	a change in the ownership of a substantial portion of ~~the~~a Company’s assets, which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from that Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. No change in control event occurs under this subsection (iii) when there is a transfer to an entity that is controlled by the shareholders of a Company immediately after the transfer. A transfer of assets by a Company is not treated as a change in the ownership of such assets if the assets are transferred to —
(a)	a shareholder of that Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(b)	an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by that Company.

(c)	a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of that Company; or

(d)	an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (c).
For purposes of this subsection (iii) and except as otherwise provided in paragraph (a) above, a person’s status is determined immediately after the transfer of the assets. For purposes of this section, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with a Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
4.	Eligibility

Participants in the Plan shall be those persons who: (a) with respect to IFC, are both senior officers of IFC and designated by the Committee as eligible participants; or (b) with respect to any other Company, are designated by the Committee as eligible participants.

Selection for participation in the Plan does not guarantee being selected for participation in the Plan for any subsequent Performance Period. Selection of an employee for participation in the Plan does not give the participant any right to continue in the employ of a Company. The Companies reserve the right, which may be exercised at any time, to terminate a Plan participant’s employment or adjust the compensation of a Plan participant with or without cause.

5.	Administration
a)	The Committee is responsible for, and shall have full power to, administer the Plan subject to the requirements of applicable law. The Committee shall have the right to make rules and regulations as it deems appropriate to administer the Plan, to construe and interpret the Plan, to decide all questions of eligibility, and to determine the amount and time of payment of benefits hereunder to the fullest extent provided by law and in its sole discretion. Any interpretations or decisions made in good faith by the Committee will be conclusive and binding on all persons having any interest in the Plan.

b)	The Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to the applicable Administrator the power to grant Awards to Participants who are not Covered Officers as of the time of grant, and (iii) to such other individuals as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Committee” shall include the person or persons so delegated to the extent of such delegation.

c)	The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any Covered Officer, other officer or employee of a Company or a parent, subsidiary or affiliate, a Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of a Company or a parent, subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Companies with respect to any such action or determination.
6.	Awards

The Committee shall (i) within 90 days after the beginning of a Performance Period and before it has become substantially certain that the performance level will be met (or such other time as is consistent with the requirements of Section 162(m) and Section 409A of the Code), in its sole discretion, shall take the following action:
a)	establish a target Award opportunity in writing for each Plan participant for the Performance Period, expressed as a percentage of such participant’s base salary at the end of the Performance Period; and

b)	establish objective performance based goals for an Award for which the outcome is substantially uncertain at the time such goals are established and that (i) specify a threshold, a target, a maximum and any other performance levels deemed by the Committee to be necessary or appropriate to establish an accurate and effective pay-for-performance schedule and (ii) base performance on one or more of the following financial indicators of a Company’s success: earnings per share, net earnings, net income, operating earnings, customer satisfaction, revenues, net sales, financial return ratios such as return on equity, return on assets, return on capital, and return on investment, ratio of debt to earnings or shareholders’ equity, market performance, market share, balance sheet measurements, economic profit, cash flow, shareholder return, margins, productivity improvement, distribution expense, inventory turnover, delivery reliability, cost control or operational efficiency measures, and working capital, any of which may be measured in absolute terms, growth or improvement during a Performance Period or as compared to another company or companies. In addition, risk management may be selected by the Committee as an objective performance-based goal for an Award to a participant who is a not a Covered Officer at the time of grant. Performance goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated or other external or internal measure and may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and strategic loan loss provisions. Such performance goals may be particular to a line of business, subsidiary or other unit or a Company generally, and may, but need not, be based upon a change or an increase or positive result.
Notwithstanding anything in the foregoing to the contrary, in the case of a person who was a Covered Officer as of the close of the immediately preceding fiscal year, the target Award opportunity, performance levels and performance criteria pertaining to such Covered Officer shall also be approved by the Committee within 90 days after the beginning of the Performance Period but in no event after 25 percent of such Performance Period has elapsed (or such other time as is consistent with the requirements of Sections 162(m) and 409A). All such target and maximum Award opportunities, performance levels and performance criteria pertaining to any Covered Officer shall be objective and shall otherwise meet the requirements of Code Sections 162(m) and 409A.

Upon being established by the Committee, the target and maximum Award opportunities, performance levels and performance criteria for each participant for a given Performance Period shall be set forth in writing and communicated to each such participant (the “Performance Period Schedule”); provided, however, that the rights of a Covered Officer to receive payment pursuant to any such Award shall be expressly conditioned on obtaining the approval of the Plan by a majority of the shareholders of IFC in the manner provided under Code Section 162(m) prior to such payment.

After the establishment of a performance goal for a Covered Officer, the Committee shall not revise such performance goal (unless such revision will not disqualify compensation attributable to the Award as “performance based compensation” under Section 162(m) of the Code) or increase the amount of compensation payable with respect to such Award upon the attainment of such performance goal.

As required by Treasury Regulation Section 1.162-27(e)(vi), the material terms of performance goals as described in this Section 6 shall be disclosed to and reapproved by IFC’s shareholders no later than the first shareholder meeting that occurs in the 5th year following the year in which IFC’s shareholders previously approved such performance goals.

The maximum dollar amount for a cash Award that may be earned under the Plan with respect to any single year shall be $2,000,000. Any amount earned with respect to a cash Award with respect to which performance is measured over a period greater than one year shall be deemed to be earned ratably over the number of full and partial years in the Performance Period.

With respect to any participant who is not a Covered Officer, the authority of the Committee under this Section 6 may be delegated to the applicable Administrator.

7.	Payment of Awards; Adjustments
a)	At the end of a Performance Period, the amount of the Award payable, if any, shall be determined by the degree to which the participant and/or Company meets the performance goals set forth in the Performance Period Schedule. No Award shall be payable if the participant and/or Company does not meet the performance goals set forth in the Performance Period Schedule.
b)	For any Awards payable to Covered Officers, the Committee shall certify prior to any such payment in writing the extent to which the performance goal or goals (and any other material terms) applicable to such Performance Period have been satisfied and the amounts to be paid, vested or delivered as a result thereof.

c)	The applicable Administrator reserves the right to adjust the Award of any participant (other than a Covered Officer) to reflect individual performance and/or extraordinary circumstances. The Award of any Covered Officer shall be subject to the right of the Committee to reduce in a manner consistent with Code Section 162(m), but not increase, such Covered Officer’s Award to reflect individual performance and/or extraordinary circumstances.

d)	A participant’s Award, if any, for each Performance Period shall be paid in a cash lump sum as soon as practicable after it has been determined that the performance goals have been met, but no later than the 14th day of the third month after the close of the Performance Period, provided the participant is in the employ of ~~the~~a Company on the date payment of the Award is to be made except as provided in Section 7(f). If for any reason it is administratively impracticable to pay the Awards by that deadline, such payments shall be made as soon as administratively practicable by the end of the year. For an employee whose employment commences during a Performance Period, a prorated Award will be paid based on the portion of the Performance Period during which he or she was employed by the applicable Company.

e)	If a participant transfers to or from one Company or any other Company at any time during the Performance Period, he or she will be entitled to a prorated Award under the Plan based on the portion of the Performance Period during which he or she was employed by each Company; provided that the performance goals and performance criteria were met during the applicable Performance Period. Any prorated Awards earned will be paid at the same time that other participants’ Awards are paid and shall be based on performance results for the full Performance Period.

f)	An Award is not earned and shall not be paid unless the employee is employed by a Company and on a Company’s payroll as of the date payment of an Award is to be made (without regard to any deferral of the payment elected by the employee under Section 8). The Committee may make exceptions to this requirement, in its sole discretion, under circumstances including, but not limited to, Separation from Service due to retirement or death or Disability; provided, however, that whether to make such an exception shall be evaluated by the Committee as set forth in this Section 7 after the conclusion of the relevant Performance Period at the time the Committee generally reviews achievement of performance goals and Awards to other participants.

g)	There shall be deducted from all payments in respect of an Award made under the Plan any taxes required to be withheld under applicable federal, state or local law.
8.	Deferral of Payment.
a)	Any participant may elect to defer all or a portion of his or her Award to be received with respect to a Performance Period by submitting a written request to the Committee on or before June 30 of that Performance Period or such other designated date that is no less than six months prior to the end of the Performance Period, and in no event may a deferral election be made after it has become substantially certain that the performance goals will be met. Notwithstanding anything to the contrary above, a participant shall not be permitted to defer a pro-rated award if such participant is hired less than six months before the end of the Performance Period or, if less, after it becomes substantially certain that the performance goals set forth in the Performance Period Schedule have been met.

b)	The deferral request, which shall be made in a form adopted and approved by the Committee from time to time, must state the amount of Award to be deferred (a dollar amount or a percentage of the Award earned), and the date the deferred Award is to be paid. A deferral Award shall be paid on the earliest of: (1) the first anniversary of the date of the participant’s Separation from Service; (2) the date of the participant’s death; or (3) the payment date specified in the participant’s deferral election.

c)	As soon as administratively feasible after a participant’s death, any deferred Award will be paid to his or her beneficiary designated under the Company’s group life insurance plan unless the participant has submitted an alternative written beneficiary designation under this Plan. Notwithstanding the above, in the event the participant is a “specified employee,” any deferred Award to be paid upon the participant’s Separation from Service may be made no earlier than the day after the date that is six months after the Separation from Service date or the date of death, if earlier, but only to the extent such delay is required by law or regulation. “Specified Employees” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of IFC or any related employer if any stock of IFC or any entity required to be aggregated with IFC under Section 414(b) or 414(c) of the Code is publicly traded on an established securities market or otherwise. In determining which individuals are specified employees, the following special rules shall apply: (1) the top 65 officers of the Companies, as measured by annual compensation, shall be treated as specified employees; and (2) annual compensation shall be defined in the manner set forth in Section 2.01(m) of the Irwin Financial Corporation Employees’ Pension Plan, determined without regard to the limits under Section 401(a)(17) of the Code. For this purpose, “specified employees” shall be identified as of December 31 of the applicable year.

d)	Deferred Awards shall be credited with interest from the first day of January of the fiscal year following the fiscal year in which the Award is earned at the national prime rate as reported in The Wall Street Journal on the date interest is credited.
e)	Notwithstanding the above, in the event a Plan participant makes a subsequent deferral election to delay payment of the deferred Award after his initial deferral election under Section 8(a) of the Plan, the subsequent deferral election:
(i)	Must be made no later than twelve (12) months prior to the date the Award was scheduled to be paid pursuant to the initial deferral election under Section 8(a);

(ii)	If the payment is not on account of Disability or death, must result in a deferral of the Award to a date that is at least five (5) years from the date the Award was scheduled to be paid pursuant to the initial deferral election under Section 8(a); and

(iii)	Must not take effect until at least twelve (12) months after the date on which the subsequent deferral election is made.
9.	Miscellaneous
a)	AMENDMENT, SUSPENSION OR TERMINATION OF THIS PLAN. Subject to the requirements of Code Section 162(m) and 409A and the Treasury Regulations promulgated thereunder, the Board may, at any time and from time to time, amend, suspend or terminate the Plan as it may deem proper and in the best interest of the Companies, and the applicable Administrator shall have the right and authority, at any time and from time to time, to amend, suspend or terminate the portion of the Plan that relates solely to participants for which it has authority; provided, that, subject to the right of an Administrator and the Committee to adjust Awards pursuant to Section 7(c), no such action may cause any participant to be deprived of any Award previously awarded but not yet paid, or be effective in the fiscal year in which such action is taken unless it is taken within the first three months of the fiscal year; provided, further, that to the extent an amendment, suspension or termination of all or a portion of this Plan would apply to any Covered Officer, the Board’s or an Administrator’s authority to amend, suspend or terminate all or any portion of this Plan shall be subject to the Committee’s approval.

b)	ACCELERATION OF TIME OF PAYMENT IN THE EVENT OF PLAN TERMINATION. Notwithstanding anything to the contrary in this Plan, each employee’s unpaid Award shall be distributed immediately in a lump sum if this Plan terminates in the following circumstances:
(i)	Within thirty (30) days before or twelve (12) months after a Change in Control of the employee’s Company, provided that termination of this Plan was effected through an irrevocable action taken by that Company and provided further that all distributions are made no later than twelve (12) months following such termination of the Plan and that all the

Company’s arrangements which are substantially similar to the Plan are terminated so all employees and any participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;
(ii)	Upon the employee’s Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in each employee’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(iii)	Upon the employee’s Company’s termination of this and all other plans (that are required to be aggregated with this Plan under Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, provided further that the termination of this Plan does not occur proximate to the downturn in the financial health of that Company and provided further that the Company does not adopt any new plans of the type that would be required to be aggregated with this Plan for a minimum of three (3) years following the date of such termination. The twelve (12) month delay in paying benefits under the preceding sentence shall not apply to any benefits otherwise payable without regard to termination of this Plan.
c)	SECTIONS 162(m) AND 409A. The Companies intend that Awards made to Covered Officers under the Plan shall satisfy the requirements for “performance-based compensation” under Code Sections 162(m) and 409A and the Treasury Regulations promulgated thereunder. Therefore, Awards to Covered Officers and interpretation of the Plan shall be guided by such provisions, as appropriate. If a provision of the Plan would cause a payment to a Covered Officer to fail to satisfy these requirements, it shall be interpreted and applied in a manner such that said payment will satisfy Code Sections 162(m) and 409A. Notwithstanding the foregoing, the Companies shall request that IFC obtain IFC shareholder approval for any amendment of the Plan as may be required under Code Section 162(m) to ensure the Plan’s qualification under Code Section 162(m). The timing of a payment may be delayed to a date after the designated payment date where a Company reasonably anticipates that the Company’s deduction with respect to such payment otherwise would be limited or eliminated by the application of Code Section 162(m); provided, however, that the payment shall be made either at the earliest date at which the Company reasonably anticipates that the deduction of the payment amount will not be limited or eliminated by application of Code Section 162(m) or the calendar year in which the participant Separates from Service, as that term is defined by Code Section 409A and regulations issued thereunder.

d)	NO ASSIGNMENT. No portion of any Award under the Plan may be pledged, assigned or transferred otherwise than by will or the laws of descent and distribution prior to its payment.

e)	LIMITATION ON LIABILITIES. In any matter related to the Plan, no director or employee of IFC, or any affiliate of IFC shall be liable for the action, or the failure to act, on the part of any other such person.

f)	LIMITATION ON VESTED INTEREST. Awarding a bonus is within the sole discretion of the Committee or the applicable Administrator. No participant has a vested interest in an award under the Plan prior to the end of the Performance Period for which the Award is granted.

g)	EMPLOYMENT RIGHTS. Participation in this Plan shall not be construed to grant any employee the right to be retained in the employ of the Companies.

h)	UNSECURED GENERAL CREDITORS. Participants shall have no right, title, or interest whatsoever in or to any investments which the Companies may make to aid them in meeting their obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between a Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from a Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of that Company. All payments to be made hereunder shall be paid from the general funds of a Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

i)	GOVERNING LAW. The validity and construction of the Plan and any rules relating to the Plan shall be determined and governed by the laws of the State of Indiana without reference to principles of conflict of laws, except as superseded by applicable federal law.